Exhibit 99.1

Receptos Reports Positive Results for the Maintenance Period of the Phase 2 TOUCHSTONE Trial of Ozanimod in

Ulcerative Colitis

- Study met all efficacy endpoints with statistical significance for patients on 1 mg dose after 32 weeks of treatment -

- Safety data are consistent with the favorable profile observed in prior clinical trials -

- Receptos plans to accelerate initiation of Phase 3 program in ulcerative colitis and Phase 2 program in Crohn’s disease -

SAN DIEGO, April 16, 2015 — Receptos, Inc. (Nasdaq: RCPT) today announced that the maintenance period of TOUCHSTONE, the Phase 2 trial of ozanimod (formerly RPC1063) in ulcerative colitis (UC), met all of its efficacy endpoints with statistical significance in patients on the 1 mg dose of ozanimod after 32 weeks of treatment. The overall safety and tolerability profile of ozanimod was consistent with the results of TOUCHSTONE’s induction period and those observed in the RADIANCE Phase 2 trial in relapsing multiple sclerosis (RMS), and continues to support the potential for orally administered ozanimod to significantly improve the treatment paradigm for UC patients.

This randomized, double-blind, placebo-controlled trial assessed the efficacy, safety and tolerability of two orally administered doses (0.5 mg and 1 mg) of ozanimod versus placebo in 199 patients with moderately-to-severely active UC across 57 sites in 13 countries. For the induction period, the trial met its primary efficacy and all secondary endpoints with statistical significance for patients on the 1 mg dose after 8 weeks of treatment. In the maintenance period of the trial, 103 patients who had achieved clinical response at week 8 continued with treatment for an additional 24 weeks. The proportion of patients in clinical remission at week 32 as defined by the industry standard Mayo scoring criteria was statistically significant in favor of both the 1 mg group and the 0.5 mg group (p < 0.05) compared to placebo.

All secondary endpoints at week 32, including clinical response, change in the Mayo score and mucosal improvement on endoscopy were also positive and statistically significant for the 1 mg dose. The detailed results of the maintenance period portion of the TOUCHSTONE trial are expected to be presented at a major scientific meeting in the coming months.

Ozanimod was generally well tolerated, and the incidence of adverse events across the active treatment groups and placebo appeared to be similar. Most adverse events were either mild or moderate in nature, and there appeared to be no concerning signals in the adverse events of special interest, including the cardiac and hepatic safety profiles. Rates of liver transaminase elevations observed in patients receiving ozanimod were low and consistent with the earlier Phase 2 trial in RMS.

“The maintenance results of this trial appear to demonstrate robust longer term efficacy of ozanimod,” said Dr. William Sandborn, M.D., Professor of Medicine and Chief, Division of Gastroenterology and Director, University of California San Diego Inflammatory Bowel Disease Center. “Ozanimod appears to be effective in both inducing and maintaining clinical remission and response in patients with ulcerative colitis, with a favorable overall safety profile.”

Receptos plans to initiate a Phase 3 program in 2015 in patients with moderately-to-severely active UC. In addition, these results continue to suggest the potential for ozanimod to be used in the treatment of Crohn’s disease, a related inflammatory bowel disease. Receptos plans to initiate a Phase 2 study of ozanimod for the treatment of Crohn’s disease in 2015.

“The positive results of the maintenance period of the TOUCHSTONE study exceeded our expectations with respect to the longer term effects of ozanimod,” said Faheem Hasnain, President and Chief Executive Officer of Receptos. “The consistency of the efficacy data across the various endpoints for the high dose, combined with the favorable safety profile, gives us continued confidence to advance the development of ozanimod in inflammatory bowel disease. Having completed our end-of-phase 2 meeting with the FDA and Scientific Advice meetings with the Competent Authorities in Europe, we believe that we now have regulatory alignment and are prepared to accelerate the initiation the Phase 3 program in ulcerative colitis.”

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, ozanimod, is a sphingosine 1-phosphate 1 and 5 receptor small molecule modulator in development for immune indications including RMS and IBD. Patents supporting ozanimod were exclusively licensed to Receptos from The Scripps Research Institute (TSRI). The Company is also developing RPC4046, an anti-interleukin-13 (IL- 13) antibody for eosinophilic esophagitis (EoE), an allergic/immune-mediated orphan disease.

About Ozanimod

Ozanimod (formerly RPC1063) is a novel, oral, once daily, selective sphingosine 1-phosphate 1 and 5 receptor modulator in development for autoimmune indications including relapsing multiple sclerosis (RMS) and ulcerative colitis (UC). In a Phase 2 trial in patients with RMS, ozanimod achieved the primary endpoint of reduction in MRI brain lesion activity as well as secondary endpoints measuring effects on other MRI parameters. The overall safety profile of ozanimod was consistent with the results of prior trials and continues to demonstrate differentiation against other oral agents for treatment of RMS. Receptos is now conducting a Phase 3 clinical development program comprised of two trials: RADIANCE and SUNBEAM, both of which are randomized, double-blind studies designed to compare 0.5 mg and 1.0 mg of ozanimod against interferon beta-1a (Avonex®) in patients with RMS.

Ozanimod is also being studied in inflammatory bowel disease (IBD). The TOUCHSTONE Phase 2 trial of ozanimod in UC met its primary endpoint and all secondary endpoints with statistical significance in patients on the 1.0 mg dose of ozanimod in the 8-week induction period. The overall safety and tolerability profile of ozanimod was consistent with the results of the recent Phase 2 trial in RMS, and continues to support the potential for orally administered ozanimod to significantly improve the treatment paradigm for UC patients. Receptos plans to initiate a Phase 3 program in UC and a Phase 2 program in Crohn’s disease in 2015.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Forward-looking statements, include without limitation, the ability of the Company to successfully undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the completion of clinical trials and availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for ozanimod. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

Media and Investor Contacts:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com